EXHIBIT 99.1

CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

DATE: October 17, 2011

Oilsands Quest secures up to $12 million in equity financing

CALGARY, ALBERTA – Oilsands Quest Inc. (NYSE Amex: BQI) (“Oilsands Quest,” “OQI” or “the Company”) has entered into a $12 million securities purchase agreement with Socius CG II, Ltd., a subsidiary of Socius Capital Group (“Socius”). This financing ensures the Company’s near-term liquidity while it pursues the planned sale of the Wallace Creek asset, prepares to advance the Axe Lake pilot project, and continues to assess strategic partnerships and longer-term development plans.

“We are pleased to enter into a flexible financing arrangement with Socius Capital, a partner with a proven track record of successful investments,” said Oilsands Quest Chief Executive Officer Garth Wong. “This funding enables us to prepare for the pilot project at our core Axe Lake oil sands property, which we believe will prove the asset’s commercial recoverability and increase its value.”

Under the agreement, Oilsands Quest has the right over a term of two years, subject to certain conditions, to require Socius to purchase up to $12 million of redeemable preferred shares (the “Preferred Shares”), payable in tranches at the election of the Company. The Preferred Shares bear interest at an annual rate of 10%. With each purchase, Socius will receive warrants to purchase shares of the Company's common stock valued at 35% of the Preferred Stock amount. The exercise price of the warrants will equal the closing bid price of the Company's common stock on the preceding day. In addition, Socius will be obligated to exercise an additional investment right to purchase common stock valued at 100 per cent of the amount of the Preferred Stock, at a per share price equal to the exercise price of the warrants associated with the sale of Preferred Stock. Both the warrant and additional investment right are exercised when the Company elects to sell a tranche of Preferred Stock.

Oilsands Quest is also working to finalize the definitive sale agreement for its Wallace Creek asset, as outlined in the Letter of Intent disclosed on September 27, 2011. The total sale price is $60 million, including $40 million of cash. In addition, if the purchaser either sells the acquired assets or develops them, and certain other conditions are met, a $20 million post-closing additional payment will be due. Completing that transaction is subject to a number of terms and conditions, including board approvals, due diligence, financing and approval by OQI shareholders. Oilsands Quest anticipates that a definitive sale agreement will be concluded by the end of October 2011, and now expects that the transaction will close by the end of January 2012.

In response to a notice of non-compliance received by Oilsands Quest from the NYSE Amex LLC (“the Exchange”), the Company has now submitted a plan explaining how OQI intends to return to full compliance with the Exchange’s listing requirements.  The Company believes that with the Socius financing and the Wallace Creek asset sale, Oilsands Quest will have secured the necessary capital to move ahead on unlocking the value of its substantial in situ oil sands assets.  The Company plans to complete the Axe Lake pilot project and to use the resulting reservoir production data to seek a joint venture partner, strategic investor, or purchaser of the asset or the Company.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first commercial oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

CUSIP# 678046 10 3 NYSE Amex: BQI

For more information:
Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941

Forward-looking statements

This news release includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this news release that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

—	the Company’s exercise of its rights under the financing from Socius;
—	the Company’s ability to sell the Wallace Creek assets pursuant to the Letter of Intent and the terms of such sale;
—	the Company’s ability to maintain sufficient cash to accomplish its business objectives and plans to raise additional capital;
—	the amount and nature of development and exploration expenditures;
—	the timing of exploration and development activities; and
—	business strategies and development of our business plan and drilling programs.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to the ability to raise additional capital, risks associated with the Company’s ability to implement its business plan, risks inherent in the oil sands industry, regulatory and economic risks, land tenure risks, lack of infrastructure in the region in which the company’s resources are located, risks associated with the Company’s ability to implement its business plan and those factors listed under the caption “Risk Factors” in the Company’s Form 10-Q filed with the Securities and Exchange Commission on September 14, 2011. The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.